o  SHAPIRO BUCHMAN PROVINE PATTON LLP  o
   ----------------------------------


                                             1333 N. California Boulevard, Suite
                                             350
                                             Walnut Creek, California 94596
                                             T 925 944 9700
                                             F 925 944 9701
May 9, 2003
                                             Reply to:
                                             John W. Carr, Esq.
                                             E-mail: jcarr@sbllp.com



Board of Directors
Pacific State Bancorp
1889 W. March Lane
Stockton, California 95207

         Re:      Pacific State Bancorp 1997 Stock Option Plan
                  --------------------------------------------

Ladies and Gentlemen:

         We refer to the Amendment No. 1 to Registration Statement on Form S-8 to be filed by Pacific State Bancorp (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an additional 150,042 shares of the Company's Common Stock, no par value, issuable under the Company's 1997 Stock Option Plan.

         As counsel to the Company, we have examined such questions of law and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion these shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,

SHAPIRO BUCHMAN PROVINE PATTON LLP



/s/ JOHN W. CARR
----------------
John W. Carr




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